Exhibit 5.1

Michael M. Stewart
Direct Tel: (405) 235-7747	michael.stewart@crowedunlevy.com
Direct Fax: (405) 272-5238
May 28, 2008
GMX Resources Inc.
One Benham Place, Suite 600
9400 North Broadway
Oklahoma City, Oklahoma 73114
Re:	GMX Resources Inc. Registration Statement on Form S-3 Relating to Resale of Notes and Common Stock
Ladies and Gentlemen:
          We have acted as counsel to GMX Resources Inc., an Oklahoma corporation (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale by certain selling security holders from time to time of up to $125,000,000 aggregate principal amount of the Company’s 5.00% Convertible Senior Notes due 2013 (the “Notes”) and up to 3,846,150 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), initially issuable upon conversion of the Notes. The Notes were issued under an Indenture (the “Indenture”) dated as of February 15, 2008 between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”).
          Pursuant to the foregoing, we have also assisted in the preparation of the description of the material United States federal income and estate tax consequences to certain holders of the Notes contained in the Registration Statement and Prospectus under the caption entitled “Certain United States Federal Income and Estate Tax Considerations” (the “Tax Summary”).
          In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the organizational and governing documents of the Company, each as amended to the date hereof, the Registration Statement (including the Exhibits thereto), such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others and such other documents, certificates and records as we have deemed necessary as a basis for the opinions set forth below.
          In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity

TULSA	OKLAHOMA CITY	NORMAN
500 KENNEDY BUILDING	20 NORTH BROADWAY, SUITE 1800	THE HIPOINT OFFICE BUILDING
321 SOUTH BOSTON AVENUE	OKLAHOMA CITY, OK 73102-8273	2500 SOUTH MCGEE, SUITE 140
TULSA, OK 74103-3313	TEL: 405.235.7700 • FAX: 405.239.6651	NORMAN, OK 73072-6705
TEL: 918.592.9800 • FAX: 918.592.9801		TEL: 405.321.7317 • FAX: 405.360.4002

www.crowedunlevy.com

GMX Resources Inc.
May 28, 2008

to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. In making our examination of executed documents and documents to be executed, we have assumed that the parties thereto have or will have the corporate or partnership or other power to enter into and perform all obligations thereunder, and have also assumed the due authorization by all requisite corporate or partnership or other action and the due execution and delivery by such parties of such documents. As to any facts material to the opinions expressed herein which were not independently established or verified by us, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. We also have assumed that the Indenture is the valid and a legally binding obligation of the Trustee.
          Based upon the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.	The Notes have been duly authorized, executed and issued by the Company and constitute valid and legally binding obligations of the Company.

2.	The Common Stock initially issuable upon conversion of the Notes has been duly authorized and, when issued and delivered in accordance with the provisions of the Notes and the Indenture, will be validly issued, fully paid and non-assessable.

3.	The Tax Summary, to the extent it relates to matters of law, states our opinion as to the material United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the Notes.
The opinions expressed above are limited by and subject to the following qualifications:

(a)	We express no opinion other than as to the federal laws of the United States of America, the laws of the State of Oklahoma and the State of New York.

(b)	In rendering the opinions expressed herein, we have assumed that no action that has been taken by the Company in connection with the matters described or referred to herein will be modified, rescinded or withdrawn after the date hereof.

(c)	The opinions expressed in paragraph 1 above are subject to the qualification that the validity and binding effect of the Notes may be limited or affected by (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, receivership, moratorium or similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity exercisable in the discretion of a court (including without limitation obligations and standards of good faith, fair dealing, materiality and reasonableness and defenses relating to unconscionability or to impracticability or impossibility of performance).

(d)	In rendering the opinions expressed in paragraph 2 above, we have assumed that the necessary number of shares will be authorized and available for issuance

GMX Resources Inc.
May 28, 2008

pursuant to the Company’s Certificate of Incorporation at the time of any conversion of the Notes.
(e)	The opinion expressed herein is limited in all respects to the specific conclusions with respect to the United States federal income and estate tax consequences set forth in the Tax Summary. No opinions are expressed as to state, local or foreign tax consequence.

(f)	This opinion letter is limited to the matters expressly stated herein, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein are rendered and speak only as of the date hereof and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions
          We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours, Crowe & Dunlevy, A Professional Corporation
By:	/s/ Michael M. Stewart
Michael M. Stewart
For the Firm